Exhibit (a)(5)(D)

News Release	Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400 (504) 569-1875

EPL Commences $23 Per Share Self-Tender Offer for 8,700,000 Company Shares

(22% of Company’s Shares)

New Orleans, Louisiana, March 26, 2007…Energy Partners, Ltd. (“EPL” or the “Company”) (NYSE:EPL) announced today that it has commenced a cash tender offer (the “Offer”) to purchase up to 8,700,000 issued and outstanding common shares at $23 per share, or approximately $200 million. Assuming the Offer is fully subscribed, the Company will repurchase approximately 22% of its currently outstanding common shares.

The Company’s Offer is not subject to any minimum number of shares being tendered. If more than 8,700,000 shares are tendered, the Company will purchase the shares tendered on a pro rata basis pursuant to procedures specified in the Offer to Purchase. The Offer will be subject to a number of conditions, including the receipt of funds. The Company has received a commitment from Banc of America Securities LLC and its affiliates to provide sufficient funds to finance the Offer, refinance the Company’s bank credit facility and refinance its 8 3/4% senior notes through a concurrent debt tender and consent solicitation.

Banc of America Securities LLC (1-888-583-8900, ext. 8426) will serve as the dealer manager for the Offer. MacKenzie Partners (1-800-322-2885) will serve as the information agent for the Offer.

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company’s operations are focused along the U. S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

Forward-Looking Statements

This press release contains forward-looking information and statements regarding EPL. All statements included in this press release that address activities, events or developments that EPL expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

•	reserve and production estimates,
•	oil and natural gas prices,
•	the impact of derivative positions,
•	production expense estimates,
•	cash flow estimates,
•	future financial performance,
•	planned capital expenditures,
•	EPL’s ability to secure funds necessary to finance the Offer and the refinancing of its revolving credit facility and senior notes, and
•	other matters that are discussed in EPL’s filings with the Securities and Exchange Commission (SEC).

These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to EPL’s filings with the SEC, including Form 10-K for the year ended December 31, 2006, for a discussion of these risks. Please also refer to the Offer to Purchase filed by EPL in connection with the Offer for additional information regarding such risks, uncertainties and contingencies.

No Offer or Solicitation. This announcement does not constitute an offer or invitation to purchase nor a solicitation of an offer to sell any securities of EPL. Any offers to purchase or solicitation of offers to sell will be made only pursuant to a tender offer statement (including an offer to purchase, a letter of transmittal and other offer documents) filed by EPL (“EPL’s Tender Offer Statement”) with the SEC. EPL’S SHAREHOLDERS ARE ADVISED TO READ EPL’S TENDER OFFER STATEMENT AND ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER THAT ARE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Additional Information and Where to Find It. Investors and security holders may obtain a free copy of EPL’s Tender Offer Statement and other documents filed by EPL with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and security holders may obtain a free copy of EPL’s Tender Offer Statement, as well as EPL’s related filings with the SEC, from EPL’s website at www.eplweb.com or by directing a request to: Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attn: Secretary, (504) 569-1875 or from MacKenzie Partners, Inc. by calling 1-800-322-2885 toll free or at 1-212-929-5500 collect or by e-mail at EPL@mackenziepartners.com.

CONTACT: Energy Partners, Ltd., New Orleans

Investors:

T.J. Thom, 504-799-4830

or

Al Petrie, 504-799-1953

or

Media:

Joele Frank, Wilkinson Brimmer Katcher

Steve Frankel or Jeremy Jacobs, 212-355-4449

SOURCE: Energy Partners, Ltd.